Exhibit 3.03
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NSI SOFTWARE, INC.
          Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended, the undersigned, being the President of NSI Software, Inc. (the “Corporation”), does hereby certify:
          1. The name of the Corporation is NSI Software, Inc. The date of filing of the original Certificate of Incorporation was September 16, 2003.
          2. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with Sections 141(f), 228, 242 and 245 of the General Corporation law of the State of Delaware pursuant to the written consent of the Board of Directors of the Corporation and the written consent of the stockholders of the Corporation.
          3. The text of the Certificate of Incorporation, as heretofore amended or amended and restated, of the Corporation, is hereby amended and restated to read in its entirety as follows.
FIRST: The name of the corporation (hereinafter the “Corporation”) is:
NSI SOFTWARE, INC.
SECOND: The address of the initial registered office and registered agent in this state is c/o Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, and the name of the registered agent at said address is Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware.
     Without limiting the scope and generality of the foregoing, the Corporation may engage in the following activities:
     To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the Corporation and from time to time to vary any investment or employment of capital of the Corporation.

     To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description, including contracts of guaranty or suretyship.
     To lend money for its corporate purposes, invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested.
     To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.
     To apply for, obtain, register, purchase, lease or otherwise acquire and to hold, own, use, develop, operate and introduce and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.
     To participate with others in any corporation, partnership, limited partnership, joint venture, or other association of any kind, or in any transaction, undertaking or arrangement which the participating corporation would have power to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others; and to be an incorporator, promoter or manager of other corporations of any type or kind.
     To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive and commission plans, trusts and provisions for any or all of its directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of any stockholders for the purpose of acquiring at his death shares of its stock owned by such stockholders.
     To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise, and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this Corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the payment of dividends upon any stock, the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.
     To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this Corporation is organized.
     The enumeration hereof of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or implied by the reasonable construction of the said laws.
FOURTH: (A) Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is ONE HUNDRED TWENTY-TWO MILLION EIGHT HUNDRED THIRTY THREE THOUSAND AND SEVEN HUNDRED SEVENTY THREE (122,833,773) shares, consisting of ONE HUNDRED MILLION (100,000,000) shares of Common Stock, par value $.00l per share (hereinafter, the “Common Stock”), and TWENTY TWO MILLION EIGHT HUNDRED THIRTY THREE THOUSAND AND SEVEN HUNDRED SEVENTY THREE (22,833,773) shares of Preferred Stock, par value $.01 per share (hereinafter, the “Preferred Stock”).
          (B) Preferred Stock Generally.
     Preferred Stock may be issued from time to time for such consideration as determined by the Board of Directors and in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided. All shares of any one series of the Preferred Stock shall be alike in every particular event except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences and relative, participating, optional and other rights of each series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

     Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, of such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank, equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other shares of Preferred Stock.
          (C) Series B Convertible Preferred Stock.
     Pursuant to the authority vested in the Board of Directors of the Corporation by this Amended and Restated Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 22,833,773 shares of authorized but unissued shares of the preferred stock, par value $.01 per share, of the Corporation, such series to be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), to consist of 14,451,572 shares, par value $.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in this Amended and Restated Certificate of Incorporation) as follows:
     1.1. Conversion Rights. The holders of the Series B Preferred Stock shall have the following rights and obligations with respect to the conversion of Series B Preferred Stock into shares of Common Stock.
     (a) Common Stock. Each holder of outstanding shares of Series B Preferred Stock shall have the right, exercisable by such holder (at its option) at any time or from time to time, to convert any or all of its shares of Series B Preferred Stock into fully paid and nonassessable shares of Common Stock and, under certain circumstances, cash, pursuant to, and in accordance with, the provisions of this Section 1.1(a). The number of fully paid and nonassessable shares of Common Stock into which each share of Series B Preferred Stock shall convert pursuant to this Section 1.1(a) shall be equal to the quotient obtained by dividing (i) the Series B Original Issue

Price (as defined below) plus Series B Accruing Dividends (as defined in Section 1.4(a) below) by (ii) the Series B Conversion Price (as defined below), as last adjusted and then in effect. In addition, in the event the holder surrenders Series B Preferred Stock for conversion immediately prior to the occurrence of a Liquidation (as defined in Section 1.2(b)) or upon the closing of a public offering of shares of the Corporation’s common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, that would not otherwise trigger mandatory conversion of the Series B Preferred Stock under Section 1.1(c)(i) below, the holder shall also be entitled to receive a cash payment per share of 50% of the Series B Original Issue Price. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series B Preferred Stock (the “Series B Conversion Price”) shall initially be equal to one-half (1/2) of the Series B Original Issue Price (defined below), and, shall be subject to the adjustments provided for in Section 1.1(f). “Series B Original Issue Price” shall mean $1.50 per share. All amounts herein and elsewhere in this Amended and Restated Certificate of Incorporation shall be proportionally and equitably adjusted upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification, recapitalization or other similar change with respect to the Series B Preferred Stock or the Common Stock.
     (b) Any holder of one or more outstanding shares of Series B Preferred Stock may exercise the right to convert all or any of such shares of Series B Preferred Stock into Common Stock pursuant to this Section 1.1 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (each a “Preferred Stock Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it), accompanied by written notice stating the number of shares represented by such Preferred Stock Certificate or Preferred Stock Certificates that such holder elects to convert and stating the name or names (with addresses) in which the certificate or certificates for the shares of Common Stock are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein, in each instance, as the “Series B Conversion Date.” As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, a check or cash in respect of any cash payment due thereon and in respect of any fractional interest in any share of Common Stock, as provided in Section 1.1(e) hereof, issuable with respect to the shares of Series B Preferred Stock so converted and a check or cash in payment of any dividends declared but unpaid with respect to the shares of Series B Preferred Stock so converted up to and including the applicable Series B Conversion Date. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Series B Conversion Date, unless the transfer books of the Corporation are closed on such Series B Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Series B Conversion Price with respect to the shares of Series B Preferred Stock converted shall be the Series B

Conversion Price in effect on the applicable Series B Conversion Date. Upon conversion of only a portion of the number of shares covered by a Preferred Stock Certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of such Preferred Stock Certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the unconverted number of shares of Series B Preferred Stock represented by such Preferred Stock Certificate, which new certificate shall continue to entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.
     (c) Automatic Conversion.
          (i) Qualified Public Offering. Upon a Qualified Public Offering, as defined below, each share of Series B Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of the Corporation’s Common Stock equal to the quotient obtained by dividing (A) the Series B Original Issue Price plus Series B Accruing Dividends (as defined in Section 1.4(a) below) by (B) the Series B Conversion Price, as last adjusted and then in effect, and each holder shall also receive a cash payment equal to 50% of the Series B Original Issue Price. This conversion shall occur automatically and without further action, immediately upon the closing of a public offering of shares of the Corporation’s Common Stock pursuant to an effective registration statement on Form S-1, or successor form, of the Securities and Exchange Commission, and resulting in not less than $40,000,000 of gross proceeds and as to which the public offering price per share of Common Stock multiplied by the number of fully diluted shares of Common Stock outstanding immediately prior to the closing of the offering (including, for purposes of this calculation, the aggregate number of shares of Common Stock into which all shares of Series B Preferred Stock and other Convertible Securities (as hereinafter defined) then outstanding may be converted) shall equal not less than $200,000,000 (a “Qualified Public Offering”).
          (ii) Election of Holders. Each share of Series B Preferred Stock outstanding shall, upon the vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a single class, be automatically converted into the number of shares of Common Stock into which such Series B Preferred Stock is convertible under the applicable formula set forth in Section 1.1(a) above. The effective date of such conversion shall be the date specified in the vote taken causing conversion or, if no date is specified, the date of such vote.
          (iii) Mechanics of Automatic Conversion. Upon any automatic conversion of shares of Series B Preferred Stock into shares of Common Stock pursuant to this Section 1.1(c), the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series B Preferred Stock were so converted and cash to which such holder is entitled, as well as cash as provided in Section 1.1(e) below in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.
     (d) If a holder of shares of Series B Preferred Stock shall surrender more than one share of Series B Preferred Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.
     (e) No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board of Directors of the Corporation on the applicable Series B Conversion Date and (ii) such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.
     (f) For all purposes of this Section 1.1, the Series B Conversion Price with respect to the Series B Preferred Stock shall be subject to adjustment from time to time as follows:
          (i) Special Definitions. For purposes of this Section 1.1(f), the following definitions shall apply:
               (1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
               (2) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.
               (3) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 1.1(f)(iii)), deemed to be issued) by the Corporation after the Series B Original Issue Date, other than shares of Common Stock issued or issuable (or so deemed to be issued):
                    (A) upon conversion of shares of Series B Preferred Stock or Series C Preferred Stock or by way of dividend or distribution on shares of Series B Preferred Stock or Series C Preferred Stock;

                    (B) to current or former officers, directors or employees of, or consultants to, the Corporation pursuant to any stock purchase or option plan or other employee or director stock incentive, restricted stock, compensation program or grant (collectively, the “Plans”) approved by a majority of the members of the Board of Directors; provided, however, the aggregate number of shares of Common Stock issued or issuable (or so deemed to be issued) under the Plans shall not exceed 25% of the outstanding capital stock of the Corporation on a fully diluted basis and provided further that all options under Plans must be at exercise prices at least equal to fair market value at the date of grant; or
                    (C) in connection with any acquisitions, equipment leases, bank financings or channel agreements approved by a majority of the Board of Directors in an aggregate amount not exceeding 3% of the outstanding capital stock of the Corporation on a fully diluted basis.
               (4) “Series B Original Issue Date” shall mean the date upon which any share of Series B Preferred Stock shall be first issued by the Corporation.
          (ii) No Adjustment of Series B Conversion Price. Subject to the provisions of Section 1.1(f)(vi) and Section 1.1(f)(vii), no adjustment in the number of shares of Common Stock into which Series B Preferred Stock is convertible shall be made by adjustment in the Series B Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares.
          (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.
               (1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 1.1(f)(v)) of such Additional Shares of Common Stock would be less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (A) no further adjustment in the Series B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                    (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                    (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
                    (I) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and
                    (II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 1.1(f)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
                    (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (i) the Series B Conversion Price on the original adjustment date, or (ii) the Series B Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                    (E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series B Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and
                    (F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Series B Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Series B Conversion Price shall be adjusted pursuant to this Section 1.1(f)(iii) as of the actual date of their issuance.
                    (2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall (i) declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) or (ii) consolidate or merge with or into another corporation or convey all or substantially all of the assets of the Corporation to another corporation, then and in any such event, Additional Shares of Common Stock shall not be deemed to have been issued, but the Series B Conversion Price shall be adjusted in accordance with Section 1.1(f)(vi) or Section 1.1(f)(vii), respectively.
               (iv) Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 1.1(f)(iii)) without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale (a “Dilutive Financing”), then, forthwith upon the Dilutive Financing, the Series B Conversion Price shall be reduced so as to be equal to the per share consideration received by the Corporation for the issuance of such Additional Shares of Common Stock. Notwithstanding the foregoing, the Series B Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.
               (v) Determination of Consideration. For purposes of this Section 1.1(f), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (1) Cash and Property: Such consideration shall:

                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;
                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
                    (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.
                    (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.1(f)(iii), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.
                    (1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation at any time or from time to time shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the Series B Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.
                    (2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series B Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
               (vii) Adjustment for Merger or Reorganization. Subject to the last sentence of this Section 1.1(f)(vii), in case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series B Preferred Stock shall thereafter be convertible, at the option of the holder thereof in the manner described in the last sentence of this Section 1.1(f)(vii), into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series B Preferred Stock would have been entitled upon such consolidation, merger or conveyance as if such holder had converted to Common Stock immediately prior to such consolidation, merger or conveyance. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the holders of the Series B Preferred Stock, to the end that these provisions (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. In the event that such merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties as such events are more fully set forth in the first paragraph of this Section 1.1(f)(vii), shall also be subject to the provisions of Section 1.2 below, Section 1.2 shall control, provided that each holder of the Series B Preferred Stock may elect to obtain the treatment of such holder’s shares of the Series B Preferred Stock under this Section 1.1(f)(vii) in lieu of that described in Section 1.2, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than one (1) day before the effective date of such event.
               (viii) Adjustment for Certain Performance Metrics. At any time prior to July 1, 2003, the Series B Conversion Price shall be reduced by twenty percent (20%) if (i) the Corporation shall fail to maintain, at the end of each of three consecutive months, a minimum cash balance of $4,000,000 (the “Minimum Cash Balance”) and (ii) the Corporation shall fail to achieve an aggregate recognized revenue, calculated using current accounting standards of the Corporation as in conformance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, for the fiscal quarters ending December 31, 2002, March 31, 2003 and June 30, 2003 of at least $18,000,000 (the “Minimum Revenue Amount”). At any time on or after July 1, 2003, and until the Corporation generates positive cash flow from business operations (not including cash flow from any financings), the Series B Conversion Price shall be reduced by twenty percent (20%) if the Corporation shall fail to maintain at the end of each of three consecutive months, the Minimum Cash Balance. Notwithstanding anything to the contrary in this paragraph, under no circumstances shall there be more than one twenty percent (20%) reduction of the Series B Conversion Price pursuant to this paragraph.

     (g) Whenever the Series B Conversion Price shall be adjusted as provided in Section 1.1(f), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Series B Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Series B Preferred Stock as to which the Series B Conversion Price shall be so adjusted at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 1.1(h) below.
     (h) If the Corporation shall propose to take any action of the types described in Sections 1.1(f)(iii), (iv), (vi) or (vii) above, the Corporation shall give notice to each holder of shares of Series B Preferred Stock, in the manner set forth in Section 1.1(g) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series B Conversion Price and the number, kind or class of shares or other securities or property that shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
     (i) The Corporation shall reserve, and at all times from and after the date of the Series B Original Issue Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock as well as any securities convertible into shares of Series B Preferred Stock outstanding on the Series B Original Issue Date, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock. In addition, the Corporation shall reserve, and at all times and after the date of the Series B Original Issue Date keep reserved, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, sufficient cash to provide for the payments of any cash required to be paid on conversion of all outstanding shares of Series B Preferred Stock.
     1.2. Liquidation.
     (a) Generally. Upon any Liquidation of the Corporation (as defined below), after payment has been made in full to the holders of Series C Preferred Stock pursuant to Article FOURTH (D)1.2(a), the holders of Series B Preferred Stock shall be entitled to receive, before any payment shall be made to the holders of Common Stock and any other class or series not expressly senior or pari passu to the Series B Preferred Stock (the “Junior Stock”), out of the

assets of the Corporation available for distribution to its stockholders with respect to each share of Series B Preferred Stock, an amount equal to the greater of: (i) the sum of 200% of the Series B Original Issue Price plus an amount equal to the accumulated and unpaid dividends thereon (including Series B Accruing Dividends), whether or not declared, from the Series B Original Issue Date to the date of payment, or (ii) the sum of the amount per share holders would have received if all shares of the Series B Preferred Stock had been converted immediately prior to the Liquidation into Common Stock of the Corporation in accordance with Section 1.1(a) plus a cash payment of 50% of the Series B Original Issue Price. Such greater amount is herein referred to as the “Series B Liquidation Preference”. If, upon any liquidation of the Corporation, the Corporation’s assets to be distributed among the holders of the Series B Preferred Stock are insufficient to permit payment to such holders of the full amount to which they are entitled hereunder, then the entire assets to be distributed shall be distributed ratably among such holders based upon the number of shares of the Series B Preferred Stock held by each such holder.
     (b) Deemed Liquidations. The following events shall be regarded as a Liquidation of the Corporation for purposes of this Section 1.2: (i) the liquidation, dissolution or winding-up of the Company, (ii) the acquisition of the Corporation by another entity, person or group by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation whether of the Corporation with or into any other corporation or corporations or of any other corporation or corporations with or into the Corporation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), or (iii) a sale of all or substantially all of the assets of the Corporation; provided, however, that the following transactions shall not be treated as a Liquidation: (i) a transaction as a result of which the holders of capital stock of the Corporation immediately prior to such transaction (by reason of such holdings) own 50% or more of the voting power of the corporation surviving such transaction (or other corporation which is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such transaction) and (ii) a transaction which holders of at least a majority of the Series C Preferred Stock then outstanding (voting as a separate class on the basis of the number of shares into which the Series C Preferred Stock is then convertible) elect not to treat as a Liquidation.
     (c) Non-Cash Distributions. In the event of a Liquidation of the Corporation resulting in the availability of assets other than cash for distribution to the holders of shares of Series B Preferred Stock, such holders shall be entitled to a distribution of such assets equal in value to the relative liquidation preference and other distribution rights stated in Section 1.2. In the event that such distribution to the holders of shares of Series B Preferred Stock shall include any assets other than cash or readily marketable securities, the Board of Directors shall first determine in good faith and with due care the value of such assets for such purpose, and shall notify all holders of shares of Series B Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 1.2(c) shall be the value as so determined by the Board of Directors.

     (d) Upon and after any Liquidation of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock and Series B Preferred Stock under Article FOURTH (C)1.2(a) and (D)1.2(a), the remaining net assets of the Corporation shall be distributed ratably (on an as-converted to Common Stock basis) among the holders of Series C Preferred Stock, Series B Preferred Stock and Common Stock; provided, however, if the holders of Series B Preferred Stock receive the Series B Liquidation Preference pursuant to Section 1.2(a)(i) above, such remaining net assets of the Corporation shall be distributed ratably (on as as-converted to Common Stock basis) among the holders of Series C Preferred Stock, Series B Preferred Stock and Common Stock until the holders of Series B Preferred Stock have received a total distribution per share on Liquidation equal to 300% of the Series B Original Issue Price, and thereafter ratably among the holders of Series C Preferred Stock and Common Stock.
     1.3. Voting Rights. In addition to the rights provided by law or in the Corporation’s bylaws, each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the nearest whole number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible pursuant to Section 1.1(a). Except as otherwise provided by law, the holders of Series B Preferred Stock, shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, together with the holders of Common Stock as a single class. In addition, holders of Series B Preferred Stock shall have the right to consent to certain matters as set forth in Section 1.5 of this Article FOURTH (C) and Section 1.5(a) of Article FOURTH (D).
     1.4. Dividends.
     (a) After dividends have been paid to the holders of Series C Preferred Stock pursuant to Article FOURTH (C)1.4(a)(i), the holders of Series B Preferred Stock, in preference to the holders of any Junior Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cumulative dividends in an amount equal to 8% per annum of the Series B Original Issue Price (the “Series B Accruing Dividends”). In addition, holders of Series B Preferred Stock shall be entitled to receive dividends in the same form and per share amount, and payable at the same time as, any dividends declared or paid with respect to the Common Stock or any other Junior Stock. Dividends on Junior Stock shall be payable per share of Series B Preferred Stock in an amount equal to the dividends per share payable on the number of shares of Common Stock into which each share of Series B Preferred Stock would be convertible under Section 1.1(a) on the record date for determining eligibility to receive such dividends, or if not such date is established, on the date such dividends are actually paid.
     (b) Series B Accruing Dividends accrued through date of payment shall be paid in cash upon the closing of a public offering of shares of the Corporation’s common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or a

Liquidation of the Corporation, subject only to prior payment in full of any Series C Accruing Dividend.
     (c) Series B Accruing Dividends, whether or not authorized or declared, shall accumulate on a daily basis from the Series B Original Issue Date and shall compound monthly, computed on the actual number of days elapsed and a year of 360 days, until the earliest of the Series B Conversion Date, the Liquidation date, the Series B Redemption Date (as hereinafter defined) or such date as the Board of Directors of the Corporation shall declare and pay such dividends. Any Series B Accruing Dividends not paid for any period shall accumulate and compound for the next period.
     (d) No dividends shall be declared or paid on Junior Stock unless equivalent dividends on an as converted basis are paid concurrently on the Series B Preferred Stock in accordance with Section 1.4(a)(ii) of this Article FOURTH (C) and Series C Preferred Stock in accordance with Section 1.4(a)(ii) of Article FOURTH (D).
     1.5. Protective Provisions. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, and in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, without the written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation will not in any manner alter or change the designation or the powers, preferences or rights, or the qualifications, limitations or restrictions of, the Series B Preferred Stock.
     1.6. Redemption.
     (a) If at any time on or after November 12, 2006, holders of at least a majority of the Series B Preferred Stock, on an as-converted basis, deliver written notice to the Corporation (a “Series B Redemption Request”), requesting the redemption of the shares of Series B Preferred Stock, the Corporation shall redeem all of the Series B Preferred Stock at a redemption price per share equal to the sum of the Series B Liquidation Preference (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus declared but unpaid dividends, if any (the “Series B Redemption Price”). The Corporation shall, within ten (10) days following its receipt of the Series B Redemption Request, deliver to the requesting holder(s) of the Series B Preferred Stock and all other holders of Series B Preferred Stock a notice specifying the date on which all shares of Series B Preferred Stock shall be redeemed, which date shall not be more than thirty (30) days thereafter. Any date so designated for redemption, or if none, the thirtieth (30th) day after the date of a Series B Redemption Request is herein referred to as a “Series B Redemption Date.”
     (b) In the event the Corporation receives a Series C Redemption Request (as defined in Article FOURTH (D)1.6) simultaneously with a Series B Redemption Request (or a Series C

Redemption Request after a Series B Redemption Request has been received but prior to the full payment of the Series B Redemption Price to the holders of Series B Preferred Stock), the Corporation shall redeem shares of Series B Preferred Stock only after full payment of the Series C Redemption Price (as defined in Article FOURTH (D)1.6) has been made to all holders of the Series C Preferred Stock.
     (c) In the event that for any reason, including without limitation a prohibition under applicable law or pursuant to Section 1.6(b) above, the Corporation is prohibited from redeeming or is otherwise unable to redeem all shares of the Series B Preferred Stock on a Series B Redemption Date, the Corporation shall redeem as many shares as it is legally possible to do, ratably among the holders thereof based upon the aggregate redemption prices of the respective holdings of such shares, and, upon five (5) days written notice thereof, the Corporation shall (unless such shares have been converted) thereafter redeem such shares on the earliest date(s) on which the Corporation is no longer so prohibited from redeeming or unable to redeem all remaining shares.
     (d) Simultaneously with its receipt of the cash payment for the Series B Redemption Price, each redeeming holder of Series B Preferred Stock shall deliver to the Corporation or its agent the certificates representing the shares to be redeemed duly endorsed or assigned either to the Corporation or in blank; provided, however, that upon the payment by the Corporation of the Series B Redemption Price, all rights in respect of the shares of Series B Preferred Stock to be redeemed shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.
     (e) Once redeemed pursuant to the provisions of this Section 1.6, each such redeemed share of Series B Preferred Stock shall be canceled and not subject to reissuance as Series B Preferred Stock and each such redeemed share shall, without any action on the part of the Corporation or the shareholders of the Corporation, revert to the status of unclassified Preferred Stock.
     (f) In the event that the Corporation fails to redeem any shares of the Series B Preferred Stock on the Series B Redemption Date, for whatever reason, from the Series B Redemption Date until the date such redemption is consummated (unless such shares have been converted, in which case until the date of such conversion), the applicable Series B Redemption Price shall bear interest at the rate of fifteen percent (15%) per annum, compounded annually. Such interest shall be payable by the Corporation upon the consummation of the applicable redemption transaction or upon conversion.
     (g) In the event that the Corporation fails to redeem shares of Series B Preferred Stock on or prior to the Series B Redemption Date, each holder of Series B Preferred Stock to be redeemed hereunder shall, until the earlier to occur of the redemption of such Series B Preferred Stock or the conversion thereof, have the right upon delivery to the Corporation of written notice thereof to convert such shares of Series B Preferred Stock into shares of Common Stock at the then current Series B Conversion Price. In the event of such conversion, the Corporation’s obligation to pay the applicable redemption price pursuant to the Series B Redemption Request for the shares that were converted shall cease.
          (D) Series C Convertible Preferred Stock.
     Pursuant to the authority vested in the Board of Directors of the Corporation by this Amended and Restated Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 22,833,773 shares of authorized but unissued shares of the preferred stock, par value $.01 per share, of the Corporation, such series to be designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”), to consist of 8,382,201 shares, par value $.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in this Amended and Restated Certificate of Incorporation) as follows:
     1.1. Conversion Rights. The holders of the Series C Preferred Stock shall have the following rights and obligations with respect to the conversion of Series C Preferred Stock into shares of Common Stock.
     (a) Common Stock. Each holder of outstanding shares of Series C Preferred Stock shall have the right, exercisable by such holder (at its option) at any time or from time to time, to convert any or all of its shares of Series C Preferred Stock into fully paid and nonassessable shares of Common Stock and, under certain circumstances, cash, pursuant to, and in accordance with, the provisions of this Section 1.1(a). The number of fully paid and nonassessable shares of Common Stock into which each share of Series C Preferred Stock shall convert pursuant to this Section 1.1(a) shall be equal to the quotient obtained by dividing (i) the Series C Original Issue Price (as defined below) plus Series C Accruing Dividends (as defined in Section 1.4(a) below) by (ii) the Series C Conversion Price (as defined below), as last adjusted and then in effect. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series C Preferred Stock (the “Series C Conversion Price”) shall initially be equal to the Series C Original Issue Price (defined below), and, shall be subject to the adjustments provided for in Section 1.1(f). “Series C Original Issue Price” shall mean $0.98 per share. All amounts herein and elsewhere in this Amended and Restated Certificate of Incorporation shall be proportionally and equitably adjusted upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification, recapitalization or other similar change with respect to the Series C Preferred Stock or the Common Stock.
     (b) Any holder of one or more outstanding shares of Series C Preferred Stock may exercise the right to convert all or any of such shares of Series C Preferred Stock into Common Stock pursuant to this Section 1.1 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (each a “Preferred Stock Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it), accompanied by written notice stating the number of shares represented by such Preferred Stock Certificate or Preferred Stock Certificates that such holder elects to convert and stating the name or names (with addresses) in which the certificate or certificates for the shares of Common Stock are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein, in each instance, as the “Series C Conversion Date.” As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, a check or cash in respect of any cash payment due thereon and in respect of any fractional interest in any share of Common Stock, as provided in Section 1.1(e) hereof, issuable with respect to the shares of Series C Preferred Stock so converted and a check or cash in payment of any dividends declared but unpaid with respect to the shares of Series C Preferred Stock so converted up to and including the applicable Series C Conversion Date. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Series C Conversion Date, unless the transfer books of the Corporation are closed on such Series C Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Series C Conversion Price with respect to the shares of Series C Preferred Stock converted shall be the Series C Conversion Price in effect on the applicable Series C Conversion Date. Upon conversion of only a portion of the number of shares covered by a Preferred Stock Certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of such Preferred Stock Certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the unconverted number of shares of Series C Preferred Stock represented by such Preferred Stock Certificate, which new certificate shall continue to entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.
     (c) Automatic Conversion.
          (i) Qualified Public Offering. Upon a Qualified Public Offering (as defined in Article FOURTH(C)1.1(c)(i)), each share of Series C Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of the Corporation’s Common Stock equal to the quotient obtained by dividing (A) the Series C Original Issue Price plus Series C Accruing Dividends (as defined in Section 1.4(a) below) by (B) the Series C Conversion Price, as last adjusted and then in effect. This conversion shall occur automatically and without further action, immediately upon the closing of a Qualified Public Offering.
          (ii) Election of Holders. Each share of Series C Preferred Stock outstanding shall, upon the vote or written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a single class, be automatically converted into the number of shares of Common Stock into which such Series C Preferred Stock is convertible under the applicable formula set forth in Section 1.1(a) above. The effective date of such conversion shall be the date specified in the vote taken causing conversion or, if no date is specified, the date of such vote.
          (iii) Mechanics of Automatic Conversion. Upon any automatic conversion of shares of Series C Preferred Stock into shares of Common Stock pursuant to this Section 1.1(c), the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series C Preferred Stock were so converted and cash to which such holder is entitled, as well as cash as provided in Section 1.1(e) below in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Series C Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnify the Corporation from any loss incurred by it in connection therewith.
     (d) If a holder of shares of Series C Preferred Stock shall surrender more than one share of Series C Preferred Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered.
     (e) No fractional shares of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board of Directors of the Corporation on the applicable Series C Conversion Date and (ii) such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.
     (f) For all purposes of this Section 1.1, the Series C Conversion Price with respect to the Series C Preferred Stock shall be subject to adjustment from time to time as follows:
          (i) Special Definitions. For purposes of this Section 1.1(f), the following definitions shall apply:
               (1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
               (2) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

               (3) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 1.1(f)(iii)), deemed to be issued) by the Corporation after the Series C Original Issue Date, other than shares of Common Stock issued or issuable (or so deemed to be issued):
                    (A) upon conversion of shares of Series B Preferred Stock or Series C Preferred Stock or by way of dividend or distribution on shares of Series B Preferred Stock or Series C Preferred Stock;
                    (B) to current or former officers, directors or employees of, or consultants to, the Corporation pursuant to any Plans stock purchase or option plan or other employee or director stock incentive, restricted stock, compensation program or grant (collectively, the “Plans”) approved by a majority of the members of the Board of Directors; provided, however, the aggregate number of shares of Common Stock issued or issuable (or so deemed to be issued) under the Plans shall not exceed 25% of the outstanding capital stock of the Corporation on a fully diluted basis and provided further that all options under Plans must be at exercise prices at least equal to fair market value at the date of grant; or
                    (C) in connection with any acquisitions, equipment leases, bank financings or channel agreements approved by a majority of the Board of Directors in an aggregate amount not exceeding 3% of the outstanding capital stock of the Corporation on a fully diluted basis.
               (4) “Series C Original Issue Date” shall mean the date upon which any share of Series C Preferred Stock shall be first issued by the Corporation.
          (ii) No Adjustment of Series C Conversion Price. Subject to the provisions of Section 1.1(f)(vi) and Section 1.1(f)(vii), no adjustment in the number of shares of Common Stock into which Series C Preferred Stock is convertible shall be made by adjustment in the Series C Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Series C Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares.
          (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.
               (1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 1.1(f)(v)) of such Additional Shares of Common Stock would be less than the Series C Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:
                    (A) no further adjustment in the Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
                    (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                    (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
                    (I) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and
                    (II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 1.1(f)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
                    (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Series C Conversion Price to an amount which exceeds the lower of (i) the Series C Conversion Price on the original adjustment date, or (ii) the Series C Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;
                    (E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series C Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and
                    (F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Series C Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Series C Conversion Price shall be adjusted pursuant to this Section 1.1(f)(iii) as of the actual date of their issuance.
                    (2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall (i) declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) or (ii) consolidate or merge with or into another corporation or convey all or substantially all of the assets of the Corporation to another corporation, then and in any such event, Additional Shares of Common Stock shall not be deemed to have been issued, but the Series C Conversion Price shall be adjusted in accordance with Section 1.1(f)(vi) or Section 1.1(f)(vii), respectively.
               (iv) Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 1.1(f)(iii)) without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale (a “Dilutive Financing”), then, forthwith upon the Dilutive Financing, the Series C Conversion Price shall be reduced so as to be equal to the per share consideration received by the Corporation for the issuance of such Additional Shares of Common Stock. Notwithstanding the foregoing, the Series C Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.
               (v) Determination of Consideration. For purposes of this Section 1.1(f), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (1) Cash and Property: Such consideration shall:
                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;
                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
                    (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.
                    (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.1(f)(iii), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.
                    (1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation at any time or from time to time shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the Series C Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.
                    (2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series C Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.
               (vii) Adjustment for Merger or Reorganization. Subject to the last sentence of this Section 1.1(f)(vii), in case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series C Preferred Stock shall thereafter be convertible, at the option of the holder thereof in the manner described in the last sentence of this Section 1.1(f)(vii), into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series C Preferred Stock would have been entitled upon such consolidation, merger or conveyance as if such holder had converted to Common Stock immediately prior to such consolidation, merger or conveyance. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that these provisions (including provisions with respect to changes in and other adjustments of the Series C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock. In the event that such merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties as such events are more fully set forth in the first paragraph of this Section 1.1(f)(vii), shall also be subject to the provisions of Section 1.2 below, Section 1.2 shall control, provided that each holder of the Series C Preferred Stock may elect to obtain the treatment of such holder’s shares of the Series C Preferred Stock under this Section 1.1(f)(vii) in lieu of that described in Section 1.2, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than one (1) day before the effective date of such event.
               (g) Whenever the Series C Conversion Price shall be adjusted as provided in Section 1.1(f), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Series C Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Series C Preferred Stock as to which the

Series C Conversion Price shall be so adjusted at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Section 1.1(h) below.
     (h) If the Corporation shall propose to take any action of the types described in Sections 1.1(f)(iii), (iv), (vi) or (vii) above, the Corporation shall give notice to each holder of shares of Series C Preferred Stock, in the manner set forth in Section 1.1(g) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series C Conversion Price and the number, kind or class of shares or other securities or property that shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series C Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
     (i) The Corporation shall reserve, and at all times from and after the date of the Series C Original Issue Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock as well as any securities convertible into shares of Series C Preferred Stock outstanding on the Series C Original Issue Date, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock. In addition, the Corporation shall reserve, and at all times and after the date of the Series C Original Issue Date keep reserved, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, sufficient cash to provide for the payments of any cash required to be paid on conversion of all outstanding shares of Series C Preferred Stock.
     1.2. Liquidation.
     (a) Generally. Upon any Liquidation of the Corporation (as defined below), the holders of Series C Preferred Stock shall be entitled to receive, before any payment shall be made to the holders of Series B Preferred Stock or JuniorStock, out of the assets of the Corporation available for distribution to its stockholders with respect to each share of Series C Preferred Stock, an amount equal to the greater of: (i) the Series C Original Issue Price plus an amount equal to the accumulated and unpaid dividends thereon (including Series C Accruing Dividends), whether or not declared, from the Series C Original Issue Date to the date of payment, or (ii) the sum of the amount per share holders would have received if all shares of the Series C Preferred Stock had been converted immediately prior to the Liquidation into Common Stock of the Corporation in accordance with Section 1.1(a). Such greater amount is herein referred to as the “Series C Liquidation Preference”. If, upon any liquidation of the Corporation, the Corporation’s assets to be distributed among the holders of the Series C Preferred Stock are insufficient to permit payment to such holders of the full amount to which they are entitled hereunder, then the entire assets to be distributed shall be distributed ratably among such holders based upon the number of shares of the Series C Preferred Stock held by each such holder.
     (b) Deemed Liquidations. The following events shall be regarded as a Liquidation of the Corporation for purposes of this Section 1.2: (i) the liquidation, dissolution or winding-up of the Company, (ii) the acquisition of the Corporation by another entity, person or group by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation whether of the Corporation with or into any other corporation or corporations or of any other corporation or corporations with or into the Corporation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), or (iii) a sale of all or substantially all of the assets of the Corporation; provided, however, that the following transactions shall not be treated as a Liquidation: (i) a transaction as a result of which the holders of capital stock of the Corporation immediately prior to such transaction (by reason of such holdings) own 50% or more of the voting power of the corporation surviving such transaction (or other corporation which is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such transaction) and (ii) a transaction which holders of at least a majority of the Series C Preferred Stock then outstanding (voting as a separate class on the basis of the number of shares into which the Series C Preferred Stock is then convertible) elect not to treat as a Liquidation.
     (c) Non-Cash Distributions. In the event of a Liquidation of the Corporation resulting in the availability of assets other than cash for distribution to the holders of shares of Series C Preferred Stock, such holders shall be entitled to a distribution of such assets equal in value to the relative liquidation preference and other distribution rights stated in Section 1.2. In the event that such distribution to the holders of shares of Series C Preferred Stock shall include any assets other than cash or readily marketable securities, the Board of Directors shall first determine in good faith and with due care the value of such assets for such purpose, and shall notify all holders of shares of Series C Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 1.2(c) shall be the value as so determined by the Board of Directors.
     (d) Upon and after any Liquidation of the Corporation, after the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock and Series B Preferred Stock under Article FOURTH (C)1.2a and (D)1.2a, the remaining net assets of the Corporation shall be distributed ratably (on an as-converted to Common Stock basis) among the holders of Series C Preferred Stock, Series B Preferred Stock (but not to exceed the limit set forth above in Article FOURTH (C)1.2d) and Common Stock.
     1.3. Voting Rights. In addition to the rights provided by law or in the Corporation’s bylaws, each share of Series C Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the nearest whole number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible pursuant to Section 1.1(a). Except as otherwise provided by law, the holders of Series C Preferred Stock, shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, together with the holders of Common Stock as a single class. In addition, holders of Series C Preferred Stock shall have the right to consent to certain matters as set forth in Section 1.5 hereof.
     1.4. Dividends.
     (a) Holders of Series C Preferred Stock, in preference to the holders of Series B Preferred Stock and any Junior Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, (i) cumulative dividends in an amount equal to 8% per annum of the Series C Original Issue Price (the “Series C Accruing Dividends”). In addition, holders of Series C Preferred Stock shall be entitled to receive dividends in the same form and per share amount, and payable at the same time as, any dividends declared or paid with respect to the Common Stock or any other Junior Stock. Dividends on Junior Stock shall be payable per share of Series C Preferred Stock in an amount equal to the dividends per share payable on the number of shares of Common Stock into which each share of Series C Preferred Stock would be convertible under Section 1.1(a) on the record date for determining eligibility to receive such dividends, or if not such date is established, on the date such dividends are actually paid.
     (b) Series C Accruing Dividends accrued through date of payment shall be paid in cash upon the closing of a public offering of shares of the Corporation’s common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or a Liquidation of the Corporation.
     (c) Series C Accruing Dividends, whether or not authorized or declared, shall accumulate on a daily basis from the Series C Original Issue Date and shall compound monthly, computed on the actual number of days elapsed and a year of 360 days, until the earliest of the Series C Conversion Date, the Liquidation date, the Series C Redemption Date (as hereinafter defined) or such date as the Board of Directors of the Corporation shall declare and pay such dividends. Any Series C Accruing Dividends not paid for any period shall accumulate and compound for the next period.
     (d) No dividends shall be declared or paid on Junior Stock unless equivalent dividends on an as converted basis are paid concurrently on the Series C Preferred Stock in accordance with Section 1.4(a)(ii) of this Article FOURTH (D) and Series B Preferred Stock in accordance with Section 1.4(a)(ii) of Article FOURTH (C).
     1.5. Protective Provisions.
     (a) Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, and in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, without the written consent of the holders of at least a majority (measured on an as-converted to Common Stock basis) of the aggregate of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class, the Corporation will not:
          (i) create or authorize the creation of any additional class or series of shares of stock, or create or authorize any obligation or security convertible into shares of Series B Preferred Stock or Series C Preferred Stock or into shares of any other class or series, whether any such creation, authorization or increase shall be by means of amendment to the certificate of incorporation or by merger, consolidation or otherwise;
          (ii) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation;
          (iii) authorize or effect the payment of dividends on, or the redemption or repurchase of, any capital stock of the Corporation (other than (i) the payment of dividends on or the redemption or repurchase of the Series B Preferred Stock or Series C Preferred Stock or (ii) the repurchase of capital stock from any employee of the Corporation under the terms of any agreement with such employee which are entered into pursuant to a stock option plan or other equity incentive plan or agreement approved by the Board);
          (iv) effect any business combination, merger, consolidation, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Corporation are sold;
          (v) increase or decrease the authorized size of the Corporation’s Board of Directors;
          (vi) incur any indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase of property or services (other than equipment leases incurred in the ordinary course of business); or
          (vii) authorize or effect, or enter into any agreement, transaction, commitment or arrangement to authorize or effect any action that results in the acquisition of other companies, product lines or services, through the acquisition of assets, capital stock, limited partner or member interest or any other ownership interest.
     (b) Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, and in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, without the written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation will not in any manner alter or change the designation or the powers, preferences or rights, or the qualifications, limitations or restrictions of, the Series C Preferred Stock.
     1.6. Redemption.
     (a) If at any time on or after November 12, 2006, holders of at least a majority of the Series C Preferred Stock, on an as-converted basis, deliver written notice to the Corporation (a “Series C Redemption Request”), requesting the redemption of the shares of Series C Preferred Stock, the Corporation shall redeem all of the Series C Preferred Stock at a redemption price per share equal to the sum of the Series C Liquidation Preference (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus declared but unpaid dividends, if any (the “Series C Redemption Price”). The Corporation shall, within ten (10) days following its receipt of the Series C Redemption Request, deliver to the requesting holder(s) of the Series C Preferred Stock and all other holders of Series C Preferred Stock a notice specifying the date on which all shares of Series C Preferred Stock shall be redeemed, which date shall not be more than thirty (30) days thereafter. Any date so designated for redemption, or if none, the thirtieth (30th) day after the date of a Series C Redemption Request is herein referred to as a “Series C Redemption Date.”
     (b) In the event that for any reason, including without limitation a prohibition under applicable law, the Corporation is prohibited from redeeming or is otherwise unable to redeem all shares of the Series C Preferred Stock on a Series C Redemption Date, the Corporation shall redeem as many shares as it is legally possible to do, ratably among the holders thereof based upon the aggregate redemption prices of the respective holdings of such shares, and, upon five (5) days written notice thereof, the Corporation shall (unless such shares have been converted) thereafter redeem such shares on the earliest date(s) on which the Corporation is no longer so prohibited from redeeming or unable to redeem all remaining shares.
     (c) Simultaneously with its receipt of the cash payment for the Series C Redemption Price, each redeeming holder of Series C Preferred Stock shall deliver to the Corporation or its agent the certificates representing the shares to be redeemed duly endorsed or assigned either to the Corporation or in blank; provided, however, that upon the payment by the Corporation of the Series C Redemption Price, all rights in respect of the shares of Series C Preferred Stock to be redeemed shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.
     (d) Once redeemed pursuant to the provisions of this Section 1.6, each such redeemed share of Series C Preferred Stock shall be canceled and not subject to reissuance as Series C Preferred Stock and each such redeemed share shall, without any action on the part of the Corporation or the shareholders of the Corporation, revert to the status of unclassified Preferred Stock.

     (e) In the event that the Corporation fails to redeem any shares of the Series C Preferred Stock on the Series C Redemption Date, for whatever reason, from the Series C Redemption Date until the date such redemption is consummated (unless such shares have been converted, in which case until the date of such conversion), the applicable Series C Redemption Price shall bear interest at the rate of fifteen percent (15%) per annum, compounded annually. Such interest shall be payable by the Corporation upon the consummation of the applicable redemption transaction or upon conversion.
     (f) In the event that the Corporation fails to redeem shares of Series C Preferred Stock on or prior to the Series C Redemption Date, each holder of Series C Preferred Stock to be redeemed hereunder shall, until the earlier to occur of the redemption of such Series C Preferred Stock or the conversion thereof, have the right upon delivery to the Corporation of written notice thereof to convert such shares of Series C Preferred Stock into shares of Common Stock at the then current Series C Conversion Price. In the event of such conversion, the Corporation’s obligation to pay the applicable redemption price pursuant to the Redemption Request for the shares that were converted shall cease.
          (E) Terms Applicable to Common Stock.
     1.1. Dividend and Other Rights of Common Stock.
     (a) Ratable Treatment. Except as specifically otherwise provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The Corporation shall not subdivide or combine any shares of Common Stock, or pay any dividend or retire any share or make any other distribution on any share of Common Stock, or accord any other payment, benefit or preference to any share of Common Stock, except by extending such subdivision, combination, distribution, payment, benefit or preference equally to all shares of Common Stock.
     (b) Dividends; Liquidation. Subject to the rights of the holders of Preferred Stock, if any, the holders of Common Stock shall be entitled to dividends out of funds legally available therefor, when declared by the Board of Directors in respect of Common Stock, and, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock.
     1.2. Voting Rights of Common Stock. Except as otherwise provided by law or this Amended and Restated Certificate of Incorporation, the holders of Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder.
          (F) Provisions of Common Application.

     1. Registration Transfer. The Corporation will keep at its principal office or at the office of its legal counsel a register for the registration of Preferred Stock and Common Stock. Upon the surrender of any certificate representing Preferred Stock or Common Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Preferred Stock or Common Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Preferred Stock or Common Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates will be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance, unless such issuance is made in connection with a transfer of Preferred Stock or Common Stock, in which case the transferring holder will pay all taxes arising from such transfer.
     2. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock or Common Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock or number of shares of Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and, with respect to Preferred Stock, dividends will accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
     3. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed properly delivered if either personally delivered or sent by overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid, to the recipient (a) in the case of any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder) and (b) in the case of the Corporation, at its principal office. Any such notice shall be effective (i) if delivered personally or by telecopier, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, 3 days after being mailed as described above.
     4. Equitable Adjustments. Notwithstanding anything contained herein, all references herein to per share amounts, including numbers of shares and prices per share of a certain class or series of stock, whether in a dollar ($) amount or otherwise, shall be subject to proportionate adjustment in the case of stock splits, stock dividends, combinations, recapitalizations, reorganizations, reclassifications and the like affecting such class or series of stock.

     5. Shares of the Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.
     6. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series.
FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:
(a)	The election of directors need not be by written ballot.

(b)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts as are not by law or by the Amended and Restated Certificate of Incorporation of the Corporation directed or required to be exercised or done by the shareholders.

(c)	Subject to any requirements under the DGCL, the number of directors of the Corporation shall be between one and 10 persons, as such shall be fixed by, from time to time, or in the manner provided in, the Corporation’s By-laws.

(d)	Subject to this Amended and Restated Certificate of Incorporation, the Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(e)	In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders;

provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.
SIXTH: No director of the Corporation shall be personally liable to the Corporation or to any stockholders of the Corporation for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
     If the DGCL or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Article Sixth.
     Any repeal of or amendment to this Article Sixth shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.
SEVENTH: To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.
     To the extent permitted by law, the Corporation may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     The Corporation may advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in defending any action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board deems appropriate.
EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
NINTH: In the event that a director of the Corporation who is also a partner or employee of a holder of Series B Preferred Stock, Series C Preferred Stock or an entity affiliated with a holder of Series B Preferred Stock, Series C Preferred Stock or Common Stock (including a management company providing investment or other management services to a holder of Series B Preferred Stock, Series C Preferred Stock or Common Stock), or who is a person designated by a holder of Series B Preferred Stock, Series C Preferred Stock or Common Stock under any stockholders agreement to be a director of the Corporation, acquires knowledge of a matter which may be a corporate opportunity for both the Corporation and such holder of Series B Preferred Stock, Series C Preferred Stock or Common Stock, such person shall to the fullest extent permitted by law be considered to have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such matter constituted a corporate opportunity that should have been presented to or reserved for the benefit of the Corporation, if such opportunity was not expressly offered to such person solely in his or her capacity as a director of the Corporation with the explicit condition that such opportunity was intended for the exclusive benefit of the Corporation.
TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 29l of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
ELEVENTH: The duration of the Corporation is perpetual.
     IN WITNESS WHEREOF, the undersigned, being the President of NSI Software, Inc., do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this                      day of October, 2004.

/s/ Donald E. Beeler
Name:	Donald E. Beeler, Jr.
Title:	President

Exhibit 3.03
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NSI SOFTWARE, INC.
     NSI Software, Inc., a corporation duly organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is NSI Software, Inc.
     2. The name under which the corporation was originally incorporated is NSI Software, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 16, 2003.
     3. This Amendment to Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     4. This Amendment to Amended and Restated Certificate of Incorporation amends Article First of the Amended and Restated Certificate of Incorporation of the corporation, as heretofore amended, supplemented and restated (the “Amended and Restated Certificate of Incorporation”), by deleting the existing Article First in its entirety and substituting therefor a new Article First to read in its entirety as follows:
          FIRST: The name of the corporation (hereinafter the “Corporation”) is:
Double-Take Software, Inc.
     5. This Amendment to Amended and Restated Certificate of Incorporation amends Article Fourth of the Amended and Restated Certificate of Incorporation by adding the following to the end of the sentence comprising the existing Section 1.4(b) of Paragraph (C) of Article Fourth:
; provided, however, that, notwithstanding any other provision of this Paragraph C of this Article Fourth, if in connection with the closing of such public offering or immediately prior to the occurrence of such Liquidation of the Corporation, shares of Series B Preferred Stock are converted into shares of Common Stock and the Series B Accruing Dividends with respect to such shares of Series B Preferred Stock are consequently included in the calculation of the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible, then no payment of Series B Accruing Dividends shall be made or required to be made at any time with respect to such shares of Series B Preferred Stock.
     6. This Amendment to Amended and Restated Certificate of Incorporation amends Article Fourth of the Amended and Restated Certificate of Incorporation by adding the following to the end of the sentence comprising the existing Section 1.4(b) of Paragraph (D) of Article Fourth:
; provided, however, that, notwithstanding any other provision of this Paragraph D of this Article Fourth, if in connection with the closing of such public offering or immediately prior to the occurrence of such Liquidation of the Corporation, shares of Series C Preferred Stock are converted into shares of Common Stock and the Series C Accruing Dividends with respect to such shares of Series C Preferred Stock are consequently included in the calculation of the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible, then no payment of Series C Accruing Dividends shall be made or required to be made at any time with respect to such shares of Series C Preferred Stock.
[signature page follows]

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Dean Goodermote, the President, Chief Executive Officer and Chairman of the Corporation, on this                      day of July, 2006.

NSI Software, Inc.

By: /s/ Dean Goodermote

Name:	Dean Goodermote
Title: President, Chief Executive Officer and
Chairman

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Exhibit 3.03
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DOUBLE-TAKE SOFTWARE, INC.
     Double-Take Software, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 4, 2004 (as heretofore amended, supplemented and restated the “Amended and Restated Certificate of Incorporation”).
     2. This Amendment to Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     3. This Amendment to Amended and Restated Certificate of Incorporation amends Article FOURTH of the Amended and Restated Certificate of Incorporation by adding the following paragraph at the end of Article FOURTH Section (A):
At 5:00 p.m. (EST) on November 3, 2006 (the “Effective Time”), each 4.9 shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall immediately following the Effective Time be changed, reclassified and combined into one share of Common Stock, par value $0.001 per share (the “New Common Stock”) (such change, reclassification and combination being referred to herein as the “Reverse Stock Split”). The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by 4.9 shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock in an amount equal to the product of (i) the fair value (as determined by the Board of Directors of the Corporation) of one whole share of New Common Stock and (ii) such fraction of a share. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination
[signature page follows]

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Dean Goodermote, the President, Chief Executive Officer and Chairman of the Board of Directors of the Corporation, on this 3rd day of November, 2006.

Double-Take Software, Inc.

By:	/s/ Dean Goodermote

Name:	Dean Goodermote
Title:	President, Chief Executive Officer and Chairman

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